Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMISSIONS HAVE BEEN INDICATED BY “[***]”.

LICENSE AGREEMENT

between

SONNET BIOTHERAPEUTICS, INC

and

NEW LIFE THERAPEUTICS PTE, LTD.

Dated as of May 2, 2021

6.3	Title to Inventions	21
6.4	Patent Prosecution and Maintenance	21
6.5	Enforcement of Patents	23
6.6	Third Party Actions Claiming Infringement	24

ARTICLE 7 - CONFIDENTIALITY		25

7.1	Confidentiality Obligations	25
7.2	Publications	26
7.3	Press Releases and Disclosure	26

ARTICLE 8 - REPRESENTATIONS AND WARRANTIES		27

8.1	Representations and Warranties	27
8.2	No Further Representations and Warranties	27

ARTICLE 9 - INDEMNIFICATION AND INSURANCE		28

9.1	Indemnification by Licensee	28
9.2	Indemnification by SONNET	28
9.3	No Consequential Damages	28
9.4	Notification of Claims; Conditions to Indemnification Obligations	29
9.5	Insurance	29

ARTICLE 10 - TERM AND TERMINATION		29

10.1	Term of Agreement	29
10.2	Termination of the Agreement for Failure to Use Commercially Reasonable Efforts	29
10.3	Termination for Breach	29
10.4	Termination for Bankruptcy	29
10.5	Effects of Termination	30

ARTICLE 11 - DISPUTE RESOLUTION - JURISDICTION		31

11.1	Disputes	31
11.2	Escalation to Executive Officers	31
11.3	Dispute Resolution	32
11.4	Injunctive Relief	32

ARTICLE 12 - MISCELLANEOUS		32

12.1	Relationship of the Parties	32
12.2	Assignment	32
12.3	Further Actions	33
12.4	Rights Upon Bankruptcy	33
12.5	Accounting Procedures	33
12.6	Force Majeure	34

12.7	No Trademark Rights	34
12.8	No Sale for Resale	34
12.9	Conflicting Rights	34
12.10	Entire Agreement of the Parties; Amendments	34
12.11	Captions	34
12.12	Governing Law	35
12.13	Notices and Deliveries	35
12.14	Waiver	35
12.15	Severability	35
12.16	Counterparts	35

LICENSE AGREEMENT

This License Agreement (hereinafter referred to as the “Agreement”) is made and effective as of the date of the last signature (the “Effective Date”), by and between SONNET BIOTHERAPEUTICS, INC. (hereinafter referred to as “SONNET”), a company organized under the laws of the state of New Jersey, USA and having its registered office at 100 Overlook Center, Suite 102, Princeton, New Jersey 08540, and NEW LIFE THERAPEUTICS PTE, LTD. (hereinafter referred to as “Licensee”), a company organized under the laws of Singapore and having its registered office at 239 Arcadia Road, #03-03, The Arcadia, Singapore 289845. SONNET and Licensee are each referred to herein as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, SONNET is engaged, among other activities, in the development of a low dose IL6 Therapeutic for the treatment of DPN (as hereinafter defined) and/or CIPN (as hereinafter defined) the rights to which were acquired by SONNET from Relief Therapeutics, SA pursuant to an assignment of a license agreement dated August 28, 2015 between Relief Therapeutics, SA and ARES TRADING SA, a subsidiary of Merck KGaA; and

WHEREAS, Licensee is engaged in the development, marketing and sale of pharmaceutical products in the Exclusive Territory (as hereinafter defined); and

WHEREAS, SONNET wishes to license to Licensee, on an exclusive basis, the right to research, Develop, import, export, market, use and Commercialize the Product (as hereinafter defined) in the DPN Field (as hereinafter defined) and to grant Licensee a non-exclusive option to acquire rights to the Product in the CIPN Field (as hereinafter defined) in the Exclusive Territory; and

WHEREAS, SONNET further wishes to grant Licensee a limited option to negotiate an expansion of the Exclusive Territory;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the Parties agree to as follows:

ARTICLE 1 - DEFINITIONS

The following terms shall have the following respective definitions:

1.1	“Affiliate” means a Person that controls, is Controlled by or is under common Control with a Party, but only for so long as such Control exists. For the purposes of this Section 1.1, the word “Control” (including, with correlative meaning, the terms “Controlled by” - save for its definition under Section 1.15 - or “under the common Control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2	“Calendar Quarter” means each three- (3-) month period commencing January 1, April 1, July 1 or October l of any Calendar Year; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.3	“Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year; provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same year and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.4	“Change of Control” means, with respect to a Person: (a) a transaction or series of related transactions that results in the Sale or other disposition of more than 50% of such Person’s assets; or (b) a merger or consolidation in which such Person is not the surviving corporation or in which, if such Person is the surviving corporation, the shareholders of such Person immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of such Person’s board of directors; but excluding transactions related to a capital increase of Licensee.

1.5	“CIPN” means chemotherapy-induced peripheral neuropathy.

1.6	“CIPN Field” means all prophylactic, palliative and therapeutic uses of the Product for CIPN in humans.

1.7	“Clinical Trial” means a clinical trial in human subjects that has been approved by a Regulatory Authority, designed to measure the safety and/or efficacy of the Product. Clinical Trials shall include Phase I Trials, Phase II Trials and Phase III Trials. For avoidance of doubt, the Product will be administered to patients [***].

1.8	“Collaboration” means the activities contemplated under this Agreement related to the Development of the Product for use in the Field.

1.9	”Combination Product” means a Product, used in the context of the SONNET Patents, that: (a) includes one or more active ingredients in addition to the Compound; or (b) is combined with one or more products, devices, pieces of equipment or components.

1.10	“Commercialization” or “Commercialize” means any and all activities undertaken before and after Regulatory Approval of a MAA for the Product and that relate to the marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of the Product, and interacting with Regulatory Authorities regarding the foregoing.

1.11	“Commercially Reasonable Efforts” means: (a) with respect to the efforts to be expended by a Party with respect to any objective, such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances; and (b) with respect to the Product, efforts and resources similar to those employed by companies in a similar stage of development and available resources as Licensee or SONNET to Develop, or Commercialize a product of similar market potential at a similar stage in its product life, taking into account, without limitation, commercial, legal and regulatory factors, target product profiles, product labeling, past performance, the regulatory environment and competitive market conditions in the therapeutic area, safety and efficacy of the Product, the strength of its proprietary position and such other factors as such companies may reasonably consider (including resource availability), all based on conditions then prevailing. For the avoidance of doubt, “Commercially Reasonable Efforts” with respect to the Product Development shall be assessed independently of Licensees’ or SONNET’s other activities that are not related to the Product Development and shall require what a diligent person would do to perform a sound and reasonable Development of the Product. For clarity, “Commercially Reasonable Efforts” will not mean that a Party guarantees that it will actually accomplish the applicable task or succeed in the targeted objective.

1.12	“Compound” means recombinant human interleukin-6 having the sequence set forth on Schedule 1.12, including any derivative, fragment or conjugate thereof.

1.13	“Confidential Information” of a Party means any information relating to the business, operations or products of a Party or any of its Affiliates, including any Know-How and biological or chemical materials not known or generally available to the public, that such Party discloses to the other Party under this Agreement, or otherwise becomes known to the other Party by virtue of this Agreement. For any Party, this Agreement and the terms and conditions herein are deemed “Confidential Information” of the other Party.

1.14	“Controlled” means, with respect to (a) any Patent Right, (b) any Know-How or (c) any biological, chemical or physical material, that a Party or one of its Affiliates owns or has a license or sublicense to such Patent Right, Know-How or material (or in the case of material, has the right to physical possession of such material) and has the ability to grant a license or sublicense to, or to assign its right, title and interest in and to, such Patent Right, Know-How or material as provided for in this Agreement, without violating the terms of any agreement or other arrangement with any Third Party.

1.15	“Cover”, “Covering” or “Covered” means, with respect to the Product, that the use, sale, or offer for sale of the Product would, except for a license granted under this Agreement, infringe a Valid Claim in the country in which the activity occurs.

1.16	“Development” or “Develop” means, with respect to the Product, the performance of all pre-clinical and clinical developments (including toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis), Clinical Trials (excluding Clinical Trials conducted after Regulatory Approval of an NDA), manufacturing and regulatory activities that are required to obtain Regulatory Approval of the Product in the Territory.

1.17	“DPN” means diabetic peripheral neuropathy.

1.18	“DPN Field” means all prophylactic, palliative and therapeutic uses of the Product for DPN in humans.

1.19	“Existing Third Party Agreement(s)” means the agreement(s) set forth on Schedule 1.19.

1.20	“Exclusive Territory” means the following ASEAN countries (i) Malaysia, (ii) Singapore, (iii) Indonesia, (iv) Thailand, (v) Philippines, (vi) Vietnam (vii) Brunei, (viii) Myanmar, (ix) Lao PDR and (x) Cambodia.

1.21	“Expansion Territory” means the People’s Republic of China, Hong Kong and India.

1.22	“FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

1.23	“Field” means the DPN Field and, if applicable, the CIPN Field. Field shall not include any other uses of the Product in humans.

1.24	“First Commercial Sale” means, on a country-by-country basis and Product-by-Product basis, the first commercial transfer or disposition for value of a Product in such country to a Third Party by Licensee or any of its Affiliates or Sublicensees.

1.25	“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.26	“IFRS” means the International Financial Reporting Standards, which are the set of accounting standards and interpretations and the framework in force on the Effective Date and adopted by the European Union as issued by the International Accounting Standards Board (IASB) and the International Financial Reporting Interpretations Committee (IFRIC), as such accounting standards may be amended from time to time.

1.27	“IND” means an investigational new drug application submitted to any applicable Regulatory Authorities for approval to commence Clinical Trials in a given jurisdiction.

1.28	“Know-How” means any scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including discoveries, inventions, trade secrets, devices, databases, practices, protocols, regulatory filings, methods, processes (including manufacturing processes, specification and techniques), techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, or Regulatory Authorities, and manufacturing process and development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in a patent or patent application. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public. “Know-How” includes any rights including copyright, database or design rights protecting such Know-How. “Know-How” excludes Patent Rights.

1.29	“Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.

1.30	“Liquidation Event” means any liquidation, dissolution, winding-up, or Change of Control of either Party, irrespective of its legal qualification.

1.31	“MAA” means a Marketing Authorization Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. C.F.R.§ 314.3 et seq, a Biologics License Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. C.F.R. § 601, and any equivalent application submitted in any country in the Exclusive Territory, including all additions, deletions or supplements thereto, and as any and all such requirements may be amended, or supplanted, at any time.

1.32	“Net Margin” means Net Sales less New Life’s actual cost of goods sold for the Product less New Life’s sales and marketing expenses which sales and marketing expenses shall not exceed [***]% of Net Sales.

1.33	“Net Sales” means the gross amounts invoiced by Licensee or any of its Affiliates for sales of Product to independent or unaffiliated Third Party purchasers of such Product, less those deductions with respect to such sales that are either included in the billing as a line item as part of the gross amount invoiced, or otherwise documented as a deduction in accordance with IFRS to be specifically attributable to actual sales of such Product. Such deductions may also include any bad debt (provided that if such bad debt is subsequently collected it will be added to Net Sales).

If a Product under this Agreement is sold in the form of a Combination Product, then Net Sales for such Combination Product shall be determined on a country-by-country basis by mutual agreement of the Parties in good faith, taking into account the perceived relative value contributions of the Product and the other ingredient or component in the Combination Product, as reflected in their respective market prices. In case of disagreement, an independent expert designated by mutual agreement of both Parties or, failing such agreement, designated by the International Chamber of Commerce, shall determine such relative value contributions and such determination shall be final and binding upon the Parties.

In the event Product is “bundled” for sale together with one or more other products in a country (a “Product Bundle”), then Net Sales for such Product sold under such arrangement shall be determined on a country-by-country basis by mutual agreement of the Parties in good faith taking into account the relative value contributions of the Product and the other products in the Product Bundle, as reflected in their individual sales prices. In case of disagreement, an independent expert designated by mutual agreement of both Parties or, failing such agreement, the International Chamber of Commerce shall determine such relative value contributions and such determination shall be final and binding upon the Parties.

1.34	“Patent Right” means: (a) an issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination, extension or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.

1.35	“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, partnership or other business entity, or any government or agency or political subdivision thereof.

1.36	“Phase I Trial” means a Clinical Trial in which the Product is administered to human subjects at multiple dose levels with the primary purpose of determining safety, metabolism, and pharmacokinetic and pharmacodynamics properties of the Product, and consistent with 21 CFR § 312.2l(a) or its equivalent in the applicable country in the Territory.

1.37	“Phase IB/IIA Trial” means a Clinical Trial in which the Product is administered to human subjects at multiple dose levels with the primary purposes of determining pharmacological or clinical activity (including dose response, dose escalation, duration of effect or kinetic/dynamic relationship assessments and to make a preliminary determination of efficacy and safety of the Product in the target patient population to permit the design of a Phase IIB or Phase III Trial as the case may be

1.38	“Phase II Trial” means a Clinical Trial of the Product in human patients, the principal purposes of which are to make a preliminary determination that the Product is safe for its intended use, to determine its optimal dose, and to obtain sufficient information about the Product’s efficacy to permit the design of Phase III Trials, and consistent with 21 CFR 312.21(b) or its equivalent in the applicable country in the Territory.

1.39	“Phase III Trial” means a human Clinical Trial of the Product, which trial is designed (a) to establish that the Product is safe and efficacious for its intended use; (b) to define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; and (c) consistent with 21 CFR § 312.21(c) or its equivalent in the applicable country of the Territory.

1.40	“Product” means any pharmaceutical product, including any formulation thereof, containing or comprising the Compound used in the frame of the SONNET Patents.

1.41	“Regulatory Authority” means (a) the FDA, or (b) any regulatory body with similar regulatory authority over pharmaceutical or biotechnology products in any other jurisdiction anywhere in the world including the Exclusive Territory.

1.42	“Regulatory Approval” shall mean the receipt from a Regulatory Authority by Licensee, its Affiliates, or Sublicensees, of approval to lawfully market a Product in the corresponding jurisdiction in the Exclusive Territory.

1.43	“Royalty Term” means, on a country-by-country and Product-by-Product basis in the Territory, the period from the First Commercial Sale of such Product in such country until the Commercialization of the Product by Licensee ceases in the DPN Field or, if applicable, the CIPN Field.

1.44	“Sale” means the sale and transfer of the entire outstanding and issued share capital of Licensee (100%) to any Third Party whatsoever in a single Transaction or series of related transactions.

1.45	“Section” means any section or Article of this Agreement.

1.46	“SONNET Data” means all existing pre-clinical and clinical data related to the Product in the DPN Field in possession or Control of SONNET as of the Effective Date.

1.47	“SONNET Know-How” means all Know-How that relates to the Compound and that is Controlled by SONNET as of the Effective Date and is necessary in the research, Development, use, or Commercialization of the Product in the DPN Field.

1.48	“SONNET Patents” means all Patent Rights set forth on Schedule 1.47 hereto, that are Controlled by SONNET as of the Effective Date and any additional Patents generated during the Term of this Agreement.

Notwithstanding the above, if SONNET decides to file any new patent Covering the same uses of the Compound in the DPN Field as the Patent Rights set forth in Schedule 1.47, then such new patent(s) shall, immediately upon filing, become an integral part of the SONNET Patents licensed to Licensee under Section 2.1. For clarity, if SONNET files any new patent covering the same uses as the SONNET Patents, but unrelated to the Compound, then such Patent Rights shall not fall within SONNET Patents within this Agreement.

1.49	“SONNET Technology” means the SONNET Know-How, the SONNET Data and the SONNET Patents.

1.50	“Sublicensee” means a Person other than an Affiliate of Licensee, to which Licensee (or its Affiliate) has granted sublicense rights pursuant to Section 2.2; for the sake of clarity, “Sublicensee” shall exclude distributors.

1.51	“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, goods and services, alternative or add-on minimum, estimated, or other tax of any kind whatsoever imposed by any Governmental Body, including any interest, penalty, or addition thereto.

1.52	“Territory” collectively means the Exclusive Territory and if applicable, the Expansion Territory.

1.53	“Third Party” shall mean any Person other than a Party or an Affiliate of a Party.

1.54	‘‘Valid Claim” means a claim of an issued and unexpired SONNET Patent, filed in the related country/-ies in the Territory, which has not lapsed or been revoked, abandoned or held unenforceable or invalid by a final decision of a court or governmental or supra-governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise.

1.55	Other Terms. The definition of each of the following terms is set forth in the Section of the Agreement indicated below:

“Action” has the meaning set forth in Section 6.5 (b).

“SONNET lndemnitees” has the meaning set forth in Section 9.1.

“SONNET Royalty Rate” has the meaning set forth in Section 5.3.

“Commercialization Plan” has the meaning set forth in Section 3.2.

“Controlling Party” has the meaning set forth in Section 6.6 (c).

“Development Plan” has the meaning set forth in Section 3.1.

“Executive Officers” has the meaning set forth in Section 11.2.

“Licensee lndemnitees” has the meaning set forth in Section 9.2.

“Term” has the meaning set forth in Section 10.1.

“Third Party Action” has the meaning set forth in Section 6.5 (a).

ARTICLE 2 - GRANT OF LICENSE and option

2.1	Grant of License. Subject to the terms and conditions of this Agreement, SONNET hereby grants to Licensee an exclusive, non-transferable, royalty-bearing right and license (with the right to sublicense subject to Section 2.2) under the SONNET Technology, to Develop, market, import, use and Commercialize the Product in the Field in the Exclusive Territory. For the avoidance of doubt, the license granted to Licensee hereunder shall not include the right to make, have made or export the Product outside the Exclusive Territory.

2.2	Grant of Sublicense by Licensee. The Licensee shall have the right to grant sublicenses under the license granted in Section 2.1 with SONNET’s prior written consent such consent not to be unreasonably withheld to its Affiliates, subsidiaries, sub-distributors or subcontractors for the purpose of conducting Development or Commercialization activities in the Exclusive Territory. The financial conditions for such sublicense shall reflect fair market value for the Product. The granting by Licensee of any sublicense shall not relieve Licensee of its obligations hereunder. Licensee shall provide SONNET with a copy of each such executed sublicense agreement; provided, that Licensee may redact from each such sublicense agreement all provisions, that are not relevant to Licensee’s performance hereunder.

2.3	Non-Compete. Except as provided herein, SONNET hereby covenants not to practice, and not to permit or cause any of its Affiliates to develop, use, sell, have sold, offer for sale, or otherwise commercialize any Compound or Product for use in the DPN Field in the Exclusive Territory during the Term.

2.4	No Implied Licenses. Only those licenses expressly granted in this Agreement have effect. No license or other intellectual property interest or rights to the Compound or Product outside the DPN Field is granted by implication or any method that is not express. In addition, SONNET shall be deemed to retain such rights to the SONNET Technology as may be necessary or useful to the performance of SONNET’s obligations hereunder.

2.5	Transfer. Upon receipt of a written request by Licensee, SONNET shall transfer to Licensee, at Licensee’s cost and expense, all relevant SONNET Know-How and SONNET Data necessary for Licensee to perform its obligations hereunder. Such transfer shall take place in an orderly fashion and in manner such that the value, usefulness and confidentiality of the SONNET Know-How and SONNET Data are preserved in all material respects throughout their transfer.

2.6	Territory Expansion Option. SONNET hereby grants Licensee an exclusive option to negotiate the right to expand the Exclusive Territory to include one or more countries in the Expansion Territory starting on the Effective Date and automatically terminating on December 31, 2021 unless extended by mutual consent of the Parties (the “Option Period”). If the parties fail to reach agreement on the terms under which this License will be amended to include the Expansion Territory within the Option Period, the option shall expire and shall be of no further force or effect.

2.7	Non-Exclusive Option to CIPN Field. SONNET hereby grants Licensee a non-exclusive option during the Option Period to negotiate an expansion of the scope of the License to include the CIPN Field. If the parties fail to reach agreement on the terms under which this License will be amended to include the CIPN Field within the Option Period, the option to include the CIPN Field shall automatically expire and shall be of no further force or effect. For the avoidance of doubt, nothing herein shall prevent or preclude SONNET from negotiating or executing a license or other agreement for the CIPN Field with a Third Party during the Option Period.

2.8	Buy Back/Give Back Option.

(a) Licensee hereby grants SONNET an exclusive option to buy back the rights granted Licensee under this Section 2 for either or both the DPN Field or the CIPN Field (in the event the License is expanded to include the CIPN Field) for all or any country within the Exclusive Territory (the “Buy Back Option”) prior to the initiation of a Phase III Trial for the Product (the “Buy Back Option Period”). During the Buy Back Option Period, SONNET shall provide a written notice to Licensee of its intention to exercise the Buy Back Option. If SONNET declines or otherwise fails to exercise the Buy Back Option prior to the expiration of the Buy Back Option Period, then SONNET’S Buy Back Option shall terminate and Licensee may continue to Develop and Commercialize such Products in the DPN Field and if applicable, the CIPN Field in the Exclusive Territory as provided herein.

(b)  SONNET hereby grants Licensee an option to give back the rights granted Licensee under this Section 2 for either or both the DPN Field or the CIPN Field (in the event the License is expanded to include the CIPN Field) for all or any country within the Exclusive Territory (the “Give Back Option”) which Give Back Option must be exercised during the Buy Back Option Period. Licensee shall provide a written notice to SONNET of its intention to exercise the Give Back Option. If Licensee declines or otherwise fails to exercise its Give Back Option prior to the expiration of the Buy Back Option Period, then Licensee’s Give Back Option shall terminate and Licensee shall continue to Develop and Commercialize such Products in the DPN Field and if applicable, the CIPN Field in the Exclusive Territory as provided herein.

(c) In the event that SONNET elects to exercise its Buy Back Option as provided in Section 2.7(a) or Licensee elects to exercise the Give Back Option as provided in Section 2.7(b), then the Parties shall negotiate in good faith the terms under which the SONNET may buy back or Licensee shall give back the rights granted Licensee hereunder. In the event the Parties are unable to reach mutual agreement, then the Buy Back Option or Give Back Option shall expire and be of no further force or effect and Licensee shall retain the rights granted hereunder subject to the terms and conditions of this Agreement.

ARTICLE 3 - DEVELOPMENT AND COMMERCIALIZATION

3.1	Development of the Product by Licensee. Licensee shall have the exclusive right in the Exclusive Territory to research, Develop and Commercialize the Product and to conduct (either itself or through its Affiliates, agents, subcontractors and/or Sublicensees) all Clinical Trials and non-clinical studies Licensee (with the approval of the JDC) believes appropriate to obtain Regulatory Approval for the Product in the DPN Field. All costs associated with the development and Commercialization of the Product in the DPN Field in the Exclusive Territory shall be borne by Licensee. The Development of the Product shall be governed by a development plan, prepared and adopted by Licensee, that describes the proposed overall program of Development (the “Development Plan”), which Development Plan will be updated by Licensee at least twice annually.

3.2	Commercialization. Subject to the terms and conditions of this Agreement, Licensee shall have the exclusive right to Commercialize the Product itself or through one or more Third Parties selected by Licensee in the Exclusive Territory in the Field. The Commercialization of the Product shall be governed by a commercialization plan that describes the contemplated overall program of Commercialization (the “Commercialization Plan”), which Commercialization Plan shall be prepared and adopted by Licensee nine (9) months prior to the expected Commercialization of the Product. Such Commercialization Plan shall thereafter be updated by Licensee at least twice annually.

3.3	Manufacturing and Supply. Subject to the terms and conditions of this Agreement, SONNET shall manufacture the Compound and the Product itself or through one or more Third Parties selected by SONNET, and according to the Product development timeline set forth in Schedule 3.3 hereto. The Parties shall negotiate a supply agreement under which SONNET would supply the Compound and Products to Licensee for Development and Commercialization within the DPN Field and if applicable, the CIPN Field in the Exclusive Territory. The terms of such supply agreement shall be negotiated in good faith, it being understood and agreed that the Compound or Product would be sold to Licensee at a price equal to the then Standard Cost of the Compound or Product plus [***] percent ([***]%). The details of such Standard Cost of the Compound or Product would be disclosed to the Licensee in the supply agreement, and such cost would be made available prior to initiation of Clinical Trial.

3.4	Regulatory Filings. As between SONNET and Licensee and subject to Sections 2.7 and 10.5, Licensee shall own and maintain all regulatory filings and Regulatory Approvals for the Product in the Exclusive Territory and if applicable the Expansion Territory, including all INDs and MAAs.

3.5	Diligence. Licensee will use Commercially Reasonable Efforts to Develop and Commercialize the Product in each of the countries within the Exclusive Territory in the DPN Field and if applicable, the CIPN Field. For the avoidance of doubt, with respect to any pivotal Phase III Trials conducted in the Exclusive Territory, Licensee shall use Commercially Reasonable Efforts to Develop and Commercialize the Product. SONNET shall use commercially reasonable efforts to schedule and attend a pre-IND meeting with the FDA related to the Product within six (6) months of the Effective Date with the objective of securing a favorable outcome to allow commencement of Phase IB/IIA Clinical Trials for the Product.

3.6	Annual Reporting. Licensee shall, on each anniversary of the Effective Date, provide SONNET with a written report summarizing in reasonable detail its Development and, as applicable, the Commercialization activities conducted during the preceding Calendar Year.

3.7	Trademarks. Licensee shall have the sole authority to create, select and register trademarks in the Territory for any Product subject to the consent of SONNET which consent shall not be unreasonably withheld and shall own all such trademarks.

ARTICLE 4 - DEVELOPMENT MANAGEMENT

4.1	Joint Development Committee. As soon as practicable after the Effective Date, the Parties shall establish a committee to facilitate the Development of the Product (the “Joint Development Committee” or “JDC”) as follows:

(a) Composition of the JDC. The Collaboration shall be conducted under the direction of a JDC comprised of two (2) representatives of Licensee and two (2) representatives of SONNET. Each Party shall appoint its respective representatives to the JDC from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change. Each Party shall have at least one JDC representative who is a senior employee (director level or above), and all JDC representatives shall have appropriate research, preclinical, manufacturing, clinical development or commercialization expertise and ongoing familiarity with the Collaboration. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend JDC meetings, subject to such representatives’ and consultants’ written agreement to comply with the requirements of Article 7. Each Party shall bear its own expenses relating to attendance at such meetings by its representatives.

(b) JDC Chairperson. The “JDC Chairperson” shall be a representative of SONNET. The JDC Chairperson’s responsibilities shall include (a) scheduling meetings; (b) setting agendas for meetings with solicited input from other members; (c) confirming and delivering minutes to the JDC for review and final approval; and (d) conducting effective meetings, including ensuring that objectives for each meeting are set and achieved.

(c) Meetings. The JDC shall meet in accordance with a schedule established by mutual written agreement of the Parties and from time to time promptly upon the request of either Party, but no less frequently than twice per Contract Year, with the location for such meetings alternating between Licensee and SONNET facilities (or such other locations as are determined by the JDC). Alternatively, the JDC may meet by means of teleconference, videoconference or other similar communications equipment.

(d) JDC Responsibilities. The JDC shall have the following responsibilities with respect to the Collaboration:

(1)	determining the overall Development strategy for the Collaboration;

(2)	reviewing for approval (i) the annual update to the Development Plan and (ii) any modifications to such Development Plan in each case within thirty (30) days of each submission to the JDC;

(3)	determining each Party’s responsibilities under the Development Plan consistent with Section 3.1;

(4)	facilitating the transfer of Know-How and Confidential Information between the Parties for purposes of conducting the Development Plan;

(5)	reviewing any new intellectual property filings and assessing the applicability of such patents to the Development Plan;

(5)	regularly assessing the progress of the Parties in their conduct of the Development Plan and against the timelines and budgets contained therein, reviewing relevant data, and considering issues of priority; and

(6)	performing such other activities as are contemplated under this Agreement and, subject to Section 12.10, that the Parties mutually agree shall be the responsibility of the JDC.

4.2	Appointment of Subcommittees, Project Teams and Collaboration Managers. The JDC shall be empowered to create such subcommittees of itself and additional project teams as it may deem appropriate or necessary. Each such subcommittee and project team shall report to the JDC, which shall have authority to approve or reject recommendations or actions proposed thereby subject to the terms of this Agreement. Each Party shall also designate a “Collaboration Manager.” The Collaboration Managers will be responsible for the day-to-day coordination of the Collaboration and will serve to facilitate communication between the Parties. Each Party may change its designated Collaboration Manager from time to time upon written notice to the other Party.

4.3	Reports and Minutes. Each Party will provide the members of the JDC with written copies of all materials they intend to present at the JDC meeting. The JDC may also request at any time specific data or information related to Development activities or that a written report be prepared in advance of any meeting summarizing certain material data and information arising out of the conduct of the Development activities and the Party or appropriate committee to whom such request is made shall promptly provide to the other Party or JDC such report, data or information. A secretary shall be appointed for each meeting and shall prepare minutes of the meeting, which shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JDC.

4.4	Decision-Making and Dispute Resolution.

(a) Voting. With respect to decisions of the JDC, the representatives of each Party shall have collectively one vote on behalf of such Party. For each meeting of the JDC, at least two (2) representatives of each Party shall constitute a quorum. Action on any matter may be taken at a meeting, by teleconference, videoconference or by written agreement.

(b) Decision-Making. The JDC shall operate by consensus, subject to the dispute resolution process set forth in Section 4.4.3 below.

(c) Dispute Resolution. The JDC shall attempt to resolve any and all disputes relating to the Collaboration by unanimous consensus. In the event the JDC is unable to reach a unanimous consensus with respect to any such dispute, then the following dispute resolution provisions shall apply.

(1)	With respect to any dispute over which the JDC has authority pursuant to Section 4.1(d), except those disputes related to the scope of the JDC’s powers under Section 4.1(d)(6), Licensee shall have the final decision-making authority for the Development of the Product in the Exclusive Territory for use in the DPN Field following completion of the Phase II Trials except in the event that the proposed Development of the Product in the Exclusive Territory in SONNET’s reasonable judgment creates an undue risk to the Development of the Product outside the Exclusive Territory then in such instance, SONNET shall have final decision making authority. For clarity, Commercialization activities within the Exclusive Territory shall not be the responsibility of the JDC and shall be subject to Licensee’s final decision-making authority.

(2)	With respect to all other disputes between the Parties regarding the interpretation, construction or application of this Agreement, the dispute shall be submitted to escalating levels of SONNET and Licensee senior management for review as described in this paragraph. If the dispute cannot be resolved despite escalation, then within thirty (30) days after the matter is referred to the JDC, the matter shall be referred to the Executive Officers to be resolved by negotiation in good faith as soon as is practicable but in no event later than thirty (30) days after referral. Such resolution, if any, by the Executive Officers shall be final and binding on the Parties. If the Executive Officers are unable to resolve such dispute within such thirty (30) day period, each Party will be free to pursue all rights available to it under law or equity as set forth in Section 11 hereof.

4.5	Dissolution of JDC. The JDC shall be dissolved upon receipt of the first Regulatory Approval of the Product in the Exclusive Territory.

ARTICLE 5 – Financials

5.1	Upfront Payment. Within thirty (30) days of the Effective Date of this Agreement, in consideration of the rights and licenses granted herein, Licensee shall pay SONNET a non-fundable amount equal to five hundred thousand US dollars ($500,000).

5.2	Deferred License Fee. Licensee shall pay SONNET an additional non-refundable amount of $1,000,000 within [***] ([***]) days of achievement of Milestone #[***] below.

5.3	Milestones.

(a) Milestones. Upon the first achievement of each of the milestone events set forth in the table below by Licensee or any Affiliate or Sublicensee, Licensee shall provide SONNET with written notice of such achievement and shall pay to SONNET the corresponding one-time milestone payment set forth below (each a “Milestone”):

Milestone Event		Milestone Payment
1. [***]	$	[***]
2. [***]	$	$[***]

[***].

5.4	Royalty; Monetary Third Party Obligations

(a) Royalty Rate. As consideration for the granting of rights to the SONNET Technology, Licensee shall, during the Royalty Term, pay to SONNET a royalty on the Net Sales of the Product as set forth below:

Annual Net Sales		Royalty on Net Sales
$	[***]-$[***]	12%
$	[***]-$[***]	[***]	%
$	[***]-$[***]	[***]	%
	>$[***]	30%

(b) Except as expressly set forth in this Agreement, such royalty shall not be subject to any offset or reduction for any reason, including but not limited to any Taxes, royalties, milestone payments or other consideration that Licensee may pay to any Third Party.

(c) Considerations under Existing Third Party Agreements. SONNET shall be obliged to and be responsible for paying all monetary obligations owed by SONNET or any of its Affiliates to Third Parties (the “Monetary Third Party Obligations”) for the Product, including without limitation royalty and other payment obligations, under Existing Third Party Agreements.

(d) Sublicensing Receipts. Licensee shall pay SONNET [***]% of all revenue received through sub-licensing of each Product (including without limitation upfront, milestone payments, annual maintenance fees and similar payments, but excluding payments directly related to research “full-time equivalents”. In the event the sublicensing of the Product results in a Liquidation Event, then SONNET shall be entitled to receive [***]% of the proceeds received by Licensee.

(e) Royalty and Sublicensing Fee Reporting; Currency Conversion. Commencing with the Calendar Quarter in which the First Commercial Sale of a Product is made by the Licensee or its Affiliate or any Sublicensee, Licensee shall submit to SONNET with each royalty payment, including any due royalty and Sublicensing Fee a report detailing its computation of (i) royalties for the SONNET Royalty Rate due on Net Sales and (ii) of the Sublicensing Fees, for the corresponding Calendar Quarter. Such Report and the associated payments shall be due within [***] ([***]) days after the end of each Calendar Quarter. All payments to SONNET hereunder shall be made in US dollars in the requisite amount to such bank account as SONNET may from time to time designate by written notice to Licensee. With respect to sales not denominated in Dollars, any amounts owed to SONNET by Licensee shall first be calculated in the currency of sale, and then such amounts shall be converted into US Dollars using the average of the month end daily currency exchange rates published by Bloomberg (or its successors) on the last day of the Calendar Quarter to which the report relates. The Parties may vary the method of payment set forth herein at any time upon mutual agreement, and any change shall be consistent with the local law at the place of payment or remittance.

(f) Record Retention, Inspection. Licensee shall keep or cause its Affiliates and Sublicensees to keep complete and accurate records in sufficient detail to enable Net Sales, royalties and Sublicensing Fees payable under this Section 5.4, to be established for a period of sixty (60) months after the date that such amounts were payable. Such records shall be consistent with Licensee’s normal accounting principles. At the request of SONNET (but not more frequently than once each Calendar Year) an independent chartered or certified public accountant chosen and paid by SONNET but approved by the Licensee (which approval shall not be unreasonably withheld or delayed) shall be allowed access during ordinary business hours to such records pertaining to the preceding two (2) Calendar Years solely to verify the accuracy of any payments made to SONNET under this Section 5.4. The accountant shall not disclose to SONNET any information other than that which should properly be contained in a report of matters relevant to Net Sales and royalty calculation and, as the case may be, Sublicensing Fees’ payment arising under this Section 5.4. As regards the Sublicensing Fees, Licensee shall cause its Sublicensees to make their records available to SONNET.

(g) Conversion of Royalties to Equity. In the event Licensee (i) files for an Initial Public Offering or (ii) is subject to a Change of Control, the Parties may mutually agree (1) to have the royalty stream for the Products convert to equity in such amount as agreed to between SONNET and Licensee, or (2) to require the successor to Licensee assume the royalty obligations due SONNET hereunder.

ARTICLE 6 - INVENTIONS, PATENTS and clinical data

6.1	Certification Under Drug Price Competition and Patent Restoration Act. Each Party shall immediately give written notice to the other Party of any certification filed pursuant to 21 U.S.C. Section 355(b)(2)(A) (or any amendment or successor statute thereto), of which it becomes aware and which claims either that any SONNET Patent, any Product or the Development, manufacture, use or Commercialization, of each of the foregoing, are invalid or unenforceable, or that no infringement will arise from the Development, manufacture, use or Commercialization of any similar product by a Third Party.

6.2	Listing of Patents. SONNET shall have the sole right to determine which of the SONNET Patents, if any, shall be listed for inclusion in the Approved Drug Products with “Therapeutic Equivalence Evaluations” pursuant to 21 U.S.C. Section 355, or any successor law in the United States, together with any comparable laws or regulations in any other country in the Exclusive Territory.

6.3	Title to Inventions. SONNET is and shall at all times be the sole and exclusive owner of all right, title and interest in and to the SONNET Technology, other than Joint Inventions and Joint Patent Rights. A Party shall have and retain all right, title and interest in any Invention made solely by one or more employees or agents of such Party and or its Affiliates or other persons acting under its authority. The Parties shall jointly own rights in any Invention made jointly by one or more employees or agents of each Party and/or such Party’s Affiliates or other persons acting under its authority (“Joint Inventions”) and Patent Rights therein (“Joint Patent Rights”). For clarity, Inventions developed exclusively by one Party and such Party’s Affiliates shall not be considered Joint Inventions. Subject to the rights and licenses granted under this Agreement, each Party shall have the right to practice and use, and grant licenses to practice and use, any Joint Inventions and Joint Patent Rights without the other Party’s consent and has no duty to account to the other Party for such practice, use or license, and each Party hereby waives any right it may have under the laws of any country to require any such consent or accounting; provided however that in the event SONNET exercises its Buy Back Right or this Agreement is terminated by SONNET pursuant to Section 10.3 hereof, SONNET shall be automatically granted an exclusive license (even as to Licensee) in such Joint Patent Rights. Each Party shall be liable with respect to its own employees for compliance with any applicable legislation and its own policies concerning employee inventions, including payment of employee invention awards (if any).

6.4	Patent Prosecution and Maintenance.

(a) Licensee. Licensee shall have the right to file, prosecute and maintain each and all patents it owns. Licensee shall bear all costs and expenses of filing, prosecuting and maintaining such patents.

(b) SONNET Patents. SONNET shall have the first right, and the obligation, to file, prosecute and maintain each and all SONNET Patents within the Exclusive Territory. Licensee’s shall reimburse SONNET for all costs and expenses of filing, prosecuting and maintaining the SONNET Patents in the Exclusive Territory, subject to Section 6.4 (c). SONNET shall keep Licensee informed about the course of the filing and prosecution of SONNET Patents or related proceedings (e.g., interferences, oppositions, reexaminations, reissues, revocations or nullification s) in the Exclusive Territory in a timely manner, and to take into consideration the advice and recommendations of Licensee. At SONNET’s request, Licensee will provide SONNET with reasonable assistance in prosecuting SONNET Patents to the extent possible, in particular by providing to SONNET any data related to the SONNET Patents which is under Licensee’s Control and which is, in SONNET’s reasonable judgment, needed to support the prosecution of any SONNET Patent; provided, however, that SONNET shall reimburse Licensee for Licensee’s out-of-pocket expenses incurred in providing such assistance.

(c) Joint Patent Rights. SONNET shall have the first right, but not the obligation, to prepare, file, prosecute and maintain all Joint Patent Rights, by counsel of SONNET’s choice. The cost of prosecution of said Joint Patent Rights shall be shared equally by the Parties. SONNET shall keep Licensee reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of the Joint Patent Rights, and shall provide to Licensee copies of all material patent office submissions within a reasonable amount of time following submission thereof by SONNET. In the event that SONNET desires to abandon or cease prosecution or maintenance of any Joint Patent Right, SONNET shall provide written notice to Licensee of such intention to abandon promptly after SONNET makes such determination, which notice shall be given no later than thirty (30) days prior to the next deadline for any action that must be taken with respect to such Joint Patent Right in the relevant patent office. In such case, Licensee shall have the right, in its discretion, exercisable upon written notice to SONNET delivered no later than fifteen (15) days after receipt of notice from SONNET, to assume responsibility for prosecution and maintenance of such Joint Patent Right, at its sole cost and expense and by counsel of its own choice.

(d) Patent Report. On each anniversary of the Effective Date during the Term and until such time that there is no longer a Valid Claim under a SONNET Patent, SONNET shall provide to Licensee an annual report reflecting the status of the SONNET Patents in the Exclusive Territory.

(e) Election not to file and prosecute SONNET Patents in the Exclusive Territory. If SONNET elects not to file a SONNET Patent, or to prosecute or maintain any existing SONNET Patent, in a country in the Exclusive Territory, then SONNET undertakes to notify Licensee in writing at least ninety (90) days before any deadline applicable to the filing, prosecution or maintenance of such SONNET Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such SONNET Patent in such country of the Exclusive Territory. In such case, Licensee shall have the right, but not the obligation, to initiate the filing or to support the continued prosecution or maintenance of such SONNET Patent in the related country in the Exclusive Territory. Licensee shall notify SONNET of its decision, and SONNET shall reasonably cooperate with Licensee in this regard, including, if requested by Licensee, by assigning to Licensee all its right, title and interest in and to any such SONNET Patent in such country of the Exclusive Territory, with a view to transfer and assign the ownership of such SONNET Patent to Licensee. Licensee shall thereupon be responsible for the costs of filing, prosecution and maintenance.

For the sake of clarity, it is specified that no royalty whatsoever under Section 5.3 shall be due anymore to SONNET for the use of any such transferred SONNET Patent and no royalty or any other sort of indemnity shall be due to SONNET for the filing of new patents by Licensee in any unregistered country of the Exclusive Territory.

(f) Patent Term Extension. SONNET shall be responsible for obtaining patent term extensions wherever available for SONNET Patents. Licensee shall provide SONNET with all relevant information, documentation and assistance in this respect. Any such assistance, supply of information and consultation shall be provided promptly and in a manner that will ensure that all patent term extensions for Products are obtained wherever legally permissible, and to the maximum extent available. In the event that any election with respect to obtaining patent term extensions is to be made, Licensee shall have the right to make such elections, and SONNET shall abide by all such elections.

6.5	Enforcement of Patents.

(a) Notice. If either Party believes that any SONNET Patent is being infringed by a Third Party or if a Third Party claims that any SONNET Patent is invalid or unenforceable within the Exclusive Territory, the Party possessing such knowledge or belief shall notify the other Party and provide it with details of such infringement or claim that are known by such Party.

(b) Right to Bring an Action. As long as it owns the relevant SONNET Patent, SONNET shall have the exclusive right to attempt to resolve such infringement or claim, including by filing an infringement suit, defending against such claim or taking other similar action (each, an “Action”) and to compromise or settle such infringement or claim. If SONNET does not intend to take an Action, SONNET shall promptly inform Licensee which therefore is granted the right to initiate such an Action.

Notwithstanding the foregoing, each Party shall have the right to join an Action relating to a SONNET Patent, taken by the other Party at its own expense.

(c) Costs of an Action. Subject to the respective indemnification obligations set forth in Section 9, the Party taking an Action under Section 6.5(b) shall assume all costs associated with such Action, including any possible assistance as detailed under Section 6.5 (e), to the exception of the expenses that the other Party may incur if it elects to join such Action.

(d) Settlement. Neither Party shall settle or otherwise compromise any Action without the other Party’s prior written consent. The settlement will be treated in accordance with the law of the country to which the settlement relates.

(e) Reasonable Assistance. The Party who does not join an Action shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available, subject to the other Party’ s reimbursement of any out-of-pocket expenses incurred by such assistance.

(f) Distribution of Amounts Recovered. Any amounts recovered by the Party taking an Action pursuant to this Section 6.5, whether by settlement or judgment, shall be allocated in the following order:

(i)	to reimburse the Party taking such Action for any costs incurred;

(ii)	to reimburse the Party not taking such Action for its costs incurred in such Action, if it joins such Action; and

(iii)	the remaining amount of such recovery shall be retained by the Party taking the Action.

6.6	Third Party Actions Claiming Infringement.

(a) Notice. If a Party becomes aware of any claim or action by a Third Party against either Party that claims that the Product, or its use, Development, manufacture or Commercialization infringes such Third Party’s intellectual property rights (each, a “Third Party Action”) in the Exclusive Territory, such Party shall promptly notify the other Party of all details regarding such claim or action that is reasonably available to such Party.

(b) Right to Defend. SONNET shall have a first right, but not the obligation, to defend, at its sole expense, a Third Party Action. If SONNET declines or fails to assert its intention to defend such Third Party Action within a brief time period (i.e. with sufficient time for Licensee to take whatever action may be necessary prior to the date on which such right to defend shall lapse), then Licensee shall have the right to defend such Third Party Action. The Party defending such Third Party Action shall have the sole and exclusive right to select its own counsel for such Third Party Action.

(c) Consultation. The Party defending a Third Party Action pursuant to this Section 6.6 (the “Controlling Party”) shall consult with the non-Controlling Party on all material aspects of the defense. The non-Controlling Party shall have a reasonable opportunity for meaningful participation in decision-making and formulation of defense strategy. The Parties shall reasonably cooperate with each other in all such actions or proceedings.

(d) Appeal. In the event that a judgment in a Third Party Action is entered against the Controlling Party and an appeal is available, the Controlling Party shall have the first right, but not the obligation, to file such appeal. In the event the Controlling Party does not desire to file such an appeal, it will promptly, in a reasonable time period (i.e., with sufficient time for the nonControlling Party to take whatever action may be necessary) prior to the date on which such right to appeal will lapse or otherwise diminish, permit the non-Controlling Party to pursue such appeal at such non-Controlling Party’s own cost and expense. If applicable law requires the other Party’s involvement in an appeal, the other Party shall be a nominal party of the appeal and shall provide reasonable cooperation to such Party at such Party’s expense.

(e) Costs of an Action. Subject to the respective indemnification obligations of the Parties set forth in Article 9, the Controlling Party shall pay all costs associated with such Third Party Action other than the expenses of the other Party if the other Party elects to join such Action. Each Party shall have the right to join a Third Party Action defended by the other Party, at its own expense.

(f) No Settlement Without Consent. No Controlling Party shall settle or otherwise compromise any Third Party Action by admitting that any SONNET Patent is invalid or unenforceable without the non-Controlling Party’s prior written consent.

6.7	Clinical Data. All clinical data resulting from human clinical studies in the DPN Field as conducted by Licensee shall be jointly owned. Licensee shall provide all such clinical data to SONNET.

ARTICLE 7 – CONFIDENTIALITY

7.1	Confidentiality Obligations. Each Party agrees that in addition to and not in lieu of the confidentiality obligations set forth in the Mutual Confidentiality Agreement between the Parties dated [***], for the Term and for five (5) years thereafter, it shall, and shall ensure that its officers, directors, employees and agents shall, keep completely confidential and not publish or otherwise disclose and not use for any purpose, except as expressly permitted hereunder, any Confidential Information disclosed to it by the other Party pursuant to this Agreement. The foregoing obligations shall not apply to any Confidential Information disclosed by a Party hereunder to the extent that the receiving Party can demonstrate that such Confidential Information:

(i)	was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality, at the time of disclosure;

(ii)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(iii)	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(iv)	was subsequently lawfully disclosed to the receiving Party or its Affiliates by a Third Party without an obligation of confidentiality other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party; or

(v)	was developed or discovered by employees or agents of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party.

Notwithstanding the above, a Party may disclose information to the extent that such disclosure is reasonably necessary in connection with:

(vi)	filing new patent applications or prosecuting or maintaining SONNET Patents, in accordance with the terms and conditions of this Agreement;

(vii)	prosecuting or defending any litigation;

(viii)	conducting pre-clinical studies or Clinical Trials;

(ix)	seeking Regulatory Approval of the Product;

(x)	seeking additional equity investments, provided that only such information is disclosed that is directly related to the Product; or

(xi)	complying with any applicable law, including securities law and the rules of any securities exchange or market on which a Party’s securities are listed or traded

In addition, in connection with any permitted filing by either Party of this Agreement with any Governmental Body, included but not limited to the U.S. Securities and Exchange Commission Agreement, the filing Party shall endeavor to obtain confidential treatment of economic, trade secret information and such other information as may be requested by the other Party, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, and shall include in such confidential treatment request all reasonable comments of the other Party disclosures set forth in clauses (i) through (v) above, the disclosing Party shall, where reasonably practicable, give such advance notice to the other Party of such disclosure requirement as is reasonable under the circumstances and will use its reasonable efforts to cooperate with the other Party in order to secure confidential treatment of such Confidential Information required to be disclosed.

7.2	Publications. Licensee shall not publish any information relating to the Product without the written consent of SONNET. If such information has already been publicly disclosed either prior to the Effective Date or after the Effective Date through no fault of Licensee or otherwise not in violation of this Agreement, Licensee shall provide SONNET with written notice prior to publication in a journal in which a submission is made by Licensee. In any case, Licensee shall submit to SONNET for SONNET’s written approval (which approval shall be granted or denied in SONNET’s sole discretion) any publication or presentation (including, without limitation, in any seminars, symposia or otherwise) of information related directly or indirectly to the Product for review and approval.

7.3	Press Releases and Disclosure. It is understood that SONNET intends to issue a press release announcing the execution of this Agreement at a mutually agreed upon time and content (as attached hereto as Exhibit A) and that each Party thereafter may desire or be required to issue subsequent press releases relating to the Agreement or activities thereunder. Except as otherwise provided in this Section 7.3, neither Party may issue a press release relating to this Agreement or activities hereunder without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed) and without complying with this Section 7.3; provided, however, that either Party may issue such press releases as it determines, based on advice of counsel, are strictly necessary to comply with laws or regulations or for appropriate market disclosure. If a Party wishes to issue a press release, it shall provide the other Party with a draft of such press release so that the other Party shall have sufficient time to review such release. If no comments are provided by the end of such a five (5) business day period following the receipt of the draft, the release will be deemed to have been approved by the other Party. Following the initial press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

ARTICLE 8 - REPRESENTATIONS AND WARRANTIES

8.1	Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

(1)	such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization;

(2)	such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of each and all its obligations thereunder;

(3)	this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement and applicable Law. The execution, delivery and performance of this Agreement by such Party does not conflict with, breach or create in any Third Party, the right to accelerate, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound, and does not violate any Law of any Governmental Body having authority over such Party; and such Party has all right, power and authority to enter into this Agreement, to perform its obligations under this Agreement.

In addition to the above, SONNET expressly represents and warrants to Licensee that it is in Control of, or is validly entitled to engage, each and all elements of the SONNET Technology transferred and/or licensed to Licensee, pursuant to this Agreement. SONNET further covenants and agrees that it shall promptly provide a copy of the minutes of the scheduled pre-IND meeting related to the Product with the FDA which FDA meeting minutes shall be deemed Confidential Information of SONNET.

8.2	No Further Representations and Warranties. SONNET gives no representations or warranties that the SONNET Patents which are patent applications will be granted or, if granted, neither that they will be valid nor that the exercise of the rights granted to Licensee hereunder will not infringe other patent rights or intellectual property rights vested in any Third Party. SONNET DISCLAIMS ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES TO TITLE OR NON-INFRINGEMENT OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 9 - INDEMNIFICATION AND INSURANCE

9.1	Indemnification by Licensee. Licensee shall indemnify, defend and hold SONNET and its Affiliates and each of their respective employees, officers, directors and agents (the “SONNET Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) to the extent arising out of Third Party claims or suits related to: (a) Licensee’s negligence or willful misconduct; (b) Licensee’s breach of its obligations under this Agreement; (c) breach by Licensee of its representations or warranties set forth in Section 8.1; (d) the Development, manufacture and Commercialization of Products, including without limitation product liability claims; provided, however, that Licensee’s obligations pursuant to this Section 9.1 shall not apply (i) to the extent such claims or suits result from the negligence or willful misconduct of any of the SONNET Indemnitees, or (ii) with respect to claims or suits arising out of breach by SONNET of its representations, warranties or covenants set forth in Section 8.1.

9.2	Indemnification by SONNET. SONNET shall indemnify, defend and hold Licensee and its Affiliates and each of their respective agents, employees, officers and directors (the “Licensee Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) to the extent arising out of Third Party claims or suits (including Third Party Actions) related to: (a) SONNET’s negligence or willful misconduct; (b) SONNET’ s breach of its obligations under this Agreement; or (c) breach by SONNET of its representations, warranties or covenants set forth in Section 8.1; provided, however, that SONNET’s obligations pursuant to this Section 9.2 shall not apply (i) to the extent that such claims or suits result from the negligence or willful misconduct of any of Licensee Indemnitees or (ii) with respect to claims or suits arising out of a breach by Licensee of its representations or warranties set forth in Section 8.1.

9.3	No Consequential Damages. EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 9.1 OR SECTION 9.2, AS APPLICABLE, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT EITHER PARTY FROM SEEKING OR OBTAINING ANY REMEDY AVAILABLE UNDER LAW FOR ANY BREACH OF BY THE OTHER PARTY OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER ARTICLE 7.

9.4	Notification of Claims; Conditions to Indemnification Obligations. Except for the specifics foreseen under the scope of Section 6.6, as a condition to a Party’s right to receive indemnification under this Article 9, it shall: (a) promptly notify the other Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) cooperate, and cause the individual indemnitees to cooperate, with the indemnifying Party in the defense, settlement or compromise of such claim or suit; and (c) permit the indemnifying Party to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party or any indemnitee without the prior written consent of the indemnified Party. Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses. The indemnifying Party shall have no liability under this Article 8 with respect to claims or suits settled or compromised without its prior written consent.

9.5	Insurance. During the Term, each Party shall obtain and maintain, at its sole cost and expense, insurance (including any self-insured arrangements) in types and amounts, that are reasonable and customary in the pharmaceutical and biotechnology industry for companies engaged in comparable activities. It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder. Each Party will, except to the extent self-insured, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 9.

ARTICLE 10 - TERM AND TERMINATION

10.1	Term of Agreement. The term of this Agreement (the “Term”) shall commence on the Effective Date and unless earlier terminated as provided in this Section 10, shall continue in full force and effect, on a country-by-country and Product-by-Product basis, until the earlier of (i) the expiry of the Royalty Term in such country, or (ii) exercise by SONNET of the Buy Back Right set forth in Section 2.7 at which time this Agreement shall expire in its entirety in the case of termination under 10.1(ii) above or in all other cases with respect to such Product in such country.

10.2	Termination of the Agreement for Failure to Use Commercially Reasonable Efforts. SONNET may terminate this Agreement in its entirety, or on a country-by-country basis, upon sixty (60) days prior written notice to Licensee if Licensee fails to exercise Commercially Reasonable Efforts as required by Section 3.5 hereof.

10.3	Termination for Breach. Either Party may terminate this Agreement, and the rights and licenses granted hereunder, with a sixty (60) days prior notice to the other Party if the other Party breaches any material provision of this Agreement or the Supply Agreement to be entered into by the Parties, including any financial obligations under Sections 5.1, 5.2, 5.3 or 5.4, unless the other Party cures such breach within the period of such notice. Such termination shall be in addition to any other remedies available to the terminating Party at Law.

10.4	Termination for Bankruptcy. To the extent permitted by applicable Law, all rights and licenses granted by SONNET to Licensee pursuant to this Agreement shall automatically terminate on the insolvency or bankruptcy of such Party or its Affiliates, and each Party hereby claims the benefit of any applicable Law which may enable it to prevent such termination.

10.5	Effects of Termination.

(a) Accrued Rights and Obligations. Termination of this Agreement shall not release either Party from its obligations accrued prior to the effective date of termination nor deprive either Party from any rights that shall survive termination according to this Agreement.

(b) Surviving Provisions. Sections 5, 7, 9, 10.5, 11 and 12 shall survive any termination of this Agreement.

(c) Consequences of Termination. Upon any termination of this Agreement:

(i)	All licenses granted to Licensee under Section 2.1 shall terminate;

(ii)	At SONNET’s sole discretion, SONNET has the right to assume legal responsibility for any Clinical Trials of the Product in the Exclusive Territory. Licensee shall, upon written request by SONNET, transfer to SONNET all regulatory documentation and Regulatory Approvals prepared or obtained by or on behalf of Licensee prior to the date of such termination, to the extent solely related to Products and transferable. In the case of SONNET’s termination of this Agreement pursuant to Sections 10.2 or 10.3, the above transfer shall be at Licensee’s cost and expense. In the case of Licensee’s termination for breach the transfer shall be at SONNET’s cost and expense.

(iii)	Licensee shall return to SONNET all relevant records and materials in its possession or Control containing or comprising the SONNET Know-How or such other Confidential Information of SONNET.

(iv)	Licensee shall, at SONNET’s option, transfer to SONNET free of charge, all chemical, biological or physical materials relating to or comprising the Products, including clinical supplies of Products, that are owned or Controlled by Licensee, upon commercial terms to be mutually agreed upon between the Parties in good faith.

(v)	To the extent not prohibited by Law, Licensee shall wind down any ongoing Clinical Trials with respect to the Product, or at SONNET’s option, transfer such clinical trials to SONNET, in which case Licensee shall provide SONNET with the relevant Clinical Trial supplies of the Product free of charge. In the case of SONNET’s termination pursuant to Sections 10.2 or 10.3 the above transfer shall be at Licensee’s cost and expense. In the case of Licensee’ s termination for breach the transfer shall be at SONNET’s cost and expense.

(vi)	Licensee, its Affiliates and Sublicensees shall be entitled, during the six (6) month period following such termination, to sell any commercial inventory of Products which remains on hand as of the date of the termination, so long as Licensee pays to SONNET the royalties applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement. Any commercial inventory remaining following such six (6) month period shall be offered for sale to SONNET at cost or otherwise destroyed.

(vii)	Licensee shall, if the termination is exercised by SONNET at SONNET’s option, assign the trademarks owned by Licensee relating to the Product(s) to SONNET or otherwise transfer rights to such trademarks to SONNET.

(d) Upon termination of this Agreement of any sort, each Sublicensee shall continue to have the rights and license set forth in its sublicense agreements, which agreements shall be automatically assigned to SONNET; provided, however, that such Sublicensee is not then in breach of any of its material obligations under its sublicense agreement.

ARTICLE 11 - DISPUTE RESOLUTION – JURISDICTION

11.1	Disputes. The Parties agree to first establish and follow procedures to facilitate the resolution of disputes arising out of or in relation with this Agreement in an expedient manner by mutual cooperation and without resort to litigation. In the event that the Parties are unable to resolve such dispute through diligent review and deliberation by their respective senior executives within thirty (30) days from the day that one Party had notified the issue as a dispute in written notice to the other Party, then either Party shall have the right to escalate such matter to their respective Executive Officers as further detailed under Section 11.2.

11.2	Escalation to Executive Officers. Either Party may, by written notice to the other Party, request that a dispute arising out of or in relation with this Agreement that remains unresolved by the respective senior executives of the Parties for a period of thirty (30) days be resolved by the Executive Officers, within fifteen (15) days after referral of such dispute to them. If the Executive Officers cannot resolve such dispute within fifteen (15) days after referral of such dispute to them, then, at any time after such fifteen (15) day period, either Party may proceed to enforce any and all of its rights with respect to such dispute.

For the purposes of Section 11.2, “Executive Officers” means, together, a member of the senior management of SONNET and the Chief Executive Officer of Licensee.

11.3	Dispute Resolution. The Parties hereby agree that they will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations as provided above. Any dispute, controversy or claim initiated by either party arising out of, resulting from or relating to this Agreement, or the performance by either party of its obligations under this Agreement (other than bona fide Third Party actions or proceedings filed or instituted in an action or proceeding by a Third Party against a party), whether before or after termination of this Agreement, shall be settled by binding arbitration by submitting the same for arbitration pursuant to the rules of the International Chamber of Commerce (the “ICC”), and shall be finally settled under the Arbitration Rules of the ICC. The arbitration shall be conducted before a panel of three arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. Such two arbitrators shall select the third arbitrator. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made in accordance with the rules of the ICC. The place and location of the arbitration shall be London, England. The language to be used in the arbitral proceeding shall be English. The arbitrators shall be bound to the strict interpretation and observation of the terms of this Agreement and shall be specifically empowered to grant injunctions and/or specific performance and to allocate between the parties the costs of arbitration, as well as reasonable attorneys’ fees and costs, in such equitable manner as the arbitrator may determine. The arbitration tribunal shall apply the Arbitration Rules of the ICC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 11.3, including the provisions concerning the appointment of arbitrators, the provisions of this Section 11.3 shall prevail. The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of the State of New York and shall not apply any other substantive law. Each party hereto shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the party receiving the request. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding any of the foregoing, either party shall have the right, without waiving any right or remedy available to such party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such party.

11.4	Injunctive Relief. No provision herein shall be construed as precluding a Party from bringing an action for injunctive relief or other equitable relief prior to the initiation or completion of the above procedure.

ARTICLE 12 – MISCELLANEOUS

12.1	Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties.

12.2	Assignment.

(a) Assignment by Licensee. Licensee may not assign this Agreement, in whole or in part, to any Affiliate or Third Party without the consent of SONNET. For clarity, a Sale is not deemed an assignment in the meaning of this Section 12.2(a).

(b) No assignment under this Section 12.2 shall relieve the assigning Party of any of its responsibilities or obligations hereunder and provided, further, that as a condition of such assignment, the assignee shall agree to be bound by all obligations of the assigning Party hereunder.

(c) This Agreement shall be binding upon the successors and permitted assigns of the Parties.

(d) Any assignment not in accordance with this Section 12.2 shall be null and void.

12.3	Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.4	Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, and this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other Party copies of all Information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.

12.5	Accounting Procedures. Each Party shall calculate all amounts hereunder and perform other accounting procedures required hereunder and applicable to it in accordance with either, as applicable (a) United States generally accepted accounting principles (US GAAP) or (b) International Financial Reporting Standard (IFRS), whichever is normally used by such Party to calculate its financial position, and in each case consistently applied by such Party.

12.6	Force Majeure. Neither Party shall be liable to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, pandemic, failure or delay of transportation, omissions or delays in acting by a Governmental Body, acts of a government or an agency thereof or judicial orders or decrees or restrictions or any other reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.

12.7	No Trademark Rights. No right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement or otherwise.

12.8	No Sale for Resale. Upon notice from Licensee, SONNET shall make all reasonable best efforts to prevent the sale or distribution of the Product by any entity other than Licensee inside the Exclusive Territory (and if applicable, the Expansion Territory) and will not knowingly sell Product to anyone outside the Exclusive Territory (and if applicable, the Expansion Territory) for sale inside the Exclusive Territory (and if applicable, the Expansion Territory). Neither Licensee nor any Sublicensee of Licensee will knowingly sell, market, promote, distribute, co-market or co-promote or license rights to any Compound or Product to anyone outside the Exclusive Territory (and if applicable, the Expansion Territory) or in the Exclusive Territory (and if applicable, the Expansion Territory) for subsequent distribution or resale outside the Exclusive Territory (and if applicable, the Expansion Territory) and Licensee will take all reasonable precautions to prevent such license, distribution or resale outside the Exclusive Territory (and if applicable, the Expansion Territory).

12.9	Conflicting Rights. Neither Party will grant any right to any third party which would violate the terms of or conflict with the rights granted by such party to the other party pursuant to this Agreement.

12.10	Entire Agreement of the Parties; Amendments. This Agreement and the Schedules and Exhibits hereto constitute and contain the entire understanding and agreement of the Parties with respect to the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter except that the Mutual Confidentiality Agreement between the Parties dated [***] shall remain in full force and effect. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

12.11	Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

12.12	Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive English laws of the United Kingdom, excluding application of any conflict of laws principles that would require application of the Laws of a jurisdiction outside of the United Kingdom. Each Party irrevocably consent to the jurisdiction of London, United Kingdom.

12.13	Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party.

If to SONNET, addressed to:	Stephen J. McAndrew, Ph.D.
Vice President, Business Development
100 Overlook Center, Suite 102
Princeton, New Jersey 08540

If to Licensee. addressed to:	Rakesh K. Aggarwal, CEO
239 Arcadia Road
#03-03, The Arcadia
Singapore 289845

With a copy to:	Rachna Kairon, M.D., CTO
Lot 203 & 205, Block D
Kelana Square, 17, Jalan SS7/26
Kelana Jaya, 47310 Petaling Jaya
Selangor Darul Ehsan, Malaysia

12.14	Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

12.15	Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

12.16	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile copy of this Agreement, including the signature pages, will be deemed an original.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered in duplicate by their duly authorized representatives with legal and binding effect as of the date first above written.

NEW LIFE THERAPEUTICS PTE LTD		SONNET BIOTHERAPEUTICS, INC.

By:	/s/ Rakesh K. Aggarwal	By:	/s/ Pankaj Mohan

Its:	Rakesh K. Aggarwal	Its:	Pankaj Mohan, Ph.D.
	Chief Executive Officer		Chief Executive Officer & Founder

By:	/s/ Rachna Kairon	By:	/s/ Stephen J. McAndrew

Its:	Rachna Kairon, M.D.	Its:	Stephen J. McAndrew, Ph.D.
	Chief Technology Officer		Vice President, Business Development

SCHEDULE 1.12

AMINO ACID SEQUENCE OF INTERLEUKIN-6

[***]

Schedule 1.12-1

SCHEDULE 1.19

EXISTING THIRD PARTY AGREEMENTS

1.	License Agreement between Relief Therapeutics SA and ARES Trading SA (subsidiary of Merck KGaA) dated as of August 28, 2015.

Schedule 1.19-1

SCHEDULE 1.47

SONNET PATENTS

[***]

Schedule 1.47

SCHEDULE 3.3

IL6 PRODUCT DEVELOPMENT TIMELINE

[***]

Schedule 3.3-1